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                                                               Exhibit (h)(5)(R)
                          EXPENSE LIMITATION AGREEMENT

           EXPENSE LIMITATION AGREEMENT ("Agreement"), effective as of 1st day of May, 2002, by and between LSA Variable Series Trust, a Delaware business trust (the "Trust"), on behalf of the Value Equity Fund (the "Fund"), and LSA Asset Management LLC, a Delaware limited liability company (the "Manager").

                              W I T N E S S E T H:

           WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Agreement ("Management Agreement"), pursuant to which the Manager renders investment management and administration services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

           WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain Fund expenses at a level below that to which the Fund would normally be subject during the term of this Agreement.

           NOW, THEREFORE, the parties hereto agree as follows:

           1.        EXPENSE LIMIT.

                     1.1. LIMITATION. To the extent that the aggregate expense of every character incurred by the Fund during the term of this Agreement including, but not limited to, investment management and administration fees of the Manager (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceeds the "Expense Limit," which is 1.10% of the average daily net assets of the Fund, such excess amount ("Excess Amount") shall be the liability of the Manager.

                     1.2. METHOD OF COMPUTATION. To determine the Manager's liability for the Excess Amount, the Fund Operating Expenses shall be annualized monthly as of the last day of the month. If the annualized Fund Operating Expenses for any month exceed 1/12th of the Expense Limit, the Manager shall first waive or reduce its investment management and administration fee for such month, as appropriate, to the extent necessary to pay such Excess Amount. In the event the Excess Amount exceeds the amount of the investment management and administration fee for such month, the Manager, in addition to waiving its entire investment management and administration fee for such month, shall also remit to the Fund the difference between the Excess Amount and the amount due as the investment management and administration fee. Notwithstanding anything contained herein to the contrary, if the Fund participates in one or more commission recapture programs ("Recapture Programs"), the Excess Amount shall

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           be determined after the receipt by the Fund of any amount(s) received through the Recapture Programs and the subsequent payment by the Fund of custodian and transfer agent expenses in a like amount.

                     1.3. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month following the termination of this Agreement, or as soon as practicable thereafter, an adjustment payment shall be made by the appropriate party in order to ensure that the actual Fund Operating Expenses for the period covered by this Agreement (including any reimbursement payments made under Section 2 of this Agreement) do not exceed the Expense Limit.

           2.        REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

                     2.1. REIMBURSEMENT. If, in any year in which the Management Agreement remains in effect, estimated aggregate Fund Operating Expenses for the fiscal year are less than the Expense Limit for that year, the Manager shall be entitled to reimbursement by the Portfolio, in whole or in part as provided below, of the investment management and administration fees waived or reduced, and other payments remitted by the Manager to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management and administration fees waived or reduced by the Manager, and all other payments, if any, remitted by the Manager to the Fund pursuant to Section 1 hereof, commencing with the effective date of this Agreement and continuing through each of the next three (3) fiscal years, less any reimbursement paid from time to time by the Fund to the Manager pursuant to this Agreement with respect to such waivers, reductions, and payments. The Reimbursement Amount, and any portion thereof, shall not include any additional charges or fees whatsoever including, but not limited to, interest accruable on the Reimbursement Amount.

                     2.2. METHOD OF COMPUTATION. To determine the amount of the Fund's payment, if any, to reimburse the Manager for the Reimbursement Amount, each month Fund Operating Expenses shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Expense Limit, the Fund shall pay to the Manager an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Expense Limit, provided that such amount paid to the Manager will in no event exceed the Reimbursement Amount.

                     2.3. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each succeeding fiscal year, or as soon as practicable thereafter, an adjustment payment shall be made by the appropriate party in order to ensure that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments made hereunder with respect to such fiscal year) do not exceed the Expense Limit.

           3.        TERMINATION OF AGREEMENT.   This Agreement shall continue
           in effect until the earlier of (a) the termination of the Management Agreement; or (b) April 30, 2003.

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           4.        MISCELLANEOUS.

                     4.1. NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (a) if to the Manager, to LSA Asset Management LLC, 3100 Sanders Road, Suite J5B, Northbrook, Illinois, 60062; and (b) if to the Trust, at the foregoing office of the Manager.

                     4.2. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                     4.3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

                     4.4. SURVIVAL OF COVENANTS. The covenants made herein by the parties shall survive any termination of this Agreement.

                     4.5. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement including, but not limited to, the investment management and administration fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, shall have the same meaning as and be resolved by reference to such Agreement.

                     4.6. AMENDMENT. This Agreement may be amended or modified only upon the written consent of the parties hereto.

                     4.7. GOVERNING LAW. Except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

                                       LSA VARIABLE SERIES TRUST, ON BEHALF OF
                                       THE VALUE EQUITY FUND


                                       By: /s/ John R. Hunter
                                           ------------------
                                       Title:  President

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                                       LSA ASSET MANAGEMENT LLC

                                       By: /s/ Jeanette J. Donahue
                                           -----------------------
                                       Title: Chief Operations Officer

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